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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Willdan Group, Inc.:

        We consent to the incorporation by reference in the registration statements (No. 333-139127 and No. 333-152951) on Forms S-8 of Willdan Group, Inc. of our report dated March 31, 2009, with respect to the consolidated balance sheets of Willdan Group, Inc. as of January 2, 2009 and December 28, 2007, and the related consolidated statements of operations, redeemable common stock and stockholders' equity, and cash flows for each of the fiscal years in the three-year period ended January 2, 2009, which report appears in the January 2, 2009 annual report on Form 10-K of Willdan Group, Inc.

/s/ KPMG LLP
Los Angeles, California March 31, 2009

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  Exhibit 23.1